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Andrew M. O'Shea
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Barbara J. Cano
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Andersen Group Receives Russian Regulatory Approval
to Complete Acquisition of ComCor-TV

New York, NY (December 18, 2003) - Andersen Group, Inc. (NASDAQ: ANDR) today announced that it had received notification that its planned acquisition of ComCor-TV (CCTV), the Russia-based provider of cable television and broadband Internet access services, has been approved by the Ministry of the Russian Federation on Anti-monopoly Policy.  Accordingly, Andersen expects to close on this acquisition by mid-January 2004 through the issuance of 4,000,000 shares of its Common Stock to Moscow Telecommunications Corporation (COMCOR) and 2,250,000 shares to the stockholders of Moscow Broadband Communication Ltd (MBC), which, along with Andersen, control all the equity of CCTV.  The Company will also issue 220,879 shares of its common stock to COMCOR in payment of approximately $1.38 million of CCTV's liabilities to COMCOR.

Francis E. Baker, the Company's Chairman, commented, "We are pleased to announce that our long-awaited acquisition of CCTV has cleared this important regulatory hurdle.  We will be acquiring a cable and Internet provider with an access network of nearly 160,000 homes, with construction in process for tens of thousands more. By year-end, CCTV will boast a customer base of more than 57,000 television subscribers and 10,000 subscribers for Internet access and data transmission services.  CCTV's continued progress affirms that our investment assumptions thus far are valid with respect to the market for broadband services in Moscow."

About Andersen Group

Andersen Group is publicly traded on the NASDAQ under the symbol "ANDR".  Andersen Group expects to complete transactions that will result in the Company acquiring 100% of CCTV, a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using its exclusive access to COMCOR's MFON to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.  The Company's stockholders also approved the change of the Company's name to Moscow CableCom Corp., which more appropriately reflects the nature of the Company's business.  The Company has reserved a new ticker symbol and expects to be able to begin trading under the symbol "MOCC" shortly after the closing of the acquisition transactions.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to Andersen Group's acquisition agreements with each of COMCOR and MBC shareholders, as well as Andersen Group's and CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve profitability, and are based on management's best assessment of Andersen Group's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the satisfaction or waiver of all the necessary conditions precedent to closing the transactions with each of COMCOR and MBC shareholders, the risks described in Andersen Group's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by Andersen Group with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Andersen Group disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments

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